EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

QLogic Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-75814, 333-13137, 333-66407, 333-70112, 333-112572, 333-134877, 333-155220, 333-162951 and 333-190832) of QLogic Corporation of our reports dated May 22, 2014, with respect to the consolidated balance sheets of QLogic Corporation and subsidiaries as of March 30, 2014 and March 31, 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended March 30, 2014, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 30, 2014, which reports appear in the March 30, 2014 annual report on Form 10-K of QLogic Corporation.

/s/ KPMG LLP

Irvine, California

May 22, 2014